Exhibit 10.1

Deutsche Bank

Deutsche Bank AG London
Winchester House
1 Great Winchester St.
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank AG New York
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826

June 2, 2005

Cephalon, Inc. (“Counterparty”)

145 Brandywine Parkway

West Chester, PA 19380

Attention: Kevin Buchi, Senior Vice President & Chief Financial Officer

Dear Sir / Madam:

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Deutsche Bank AG acting through its London branch (“Deutsche”) and Counterparty on the Trade Date specified below (this “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of this Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).  DEUTSCHE BANK AG, NEW YORK BRANCH  (“DBNY” or “AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THIS TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1.             The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and in the 2000 ISDA Definitions (the “Swap Definitions” and, together with the Equity Definitions, the “Definitions”) (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern, and between the Definitions and this Confirmation, this Confirmation will prevail.  References herein to the “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.

This Confirmation together with all other Confirmations of Share Transactions between Deutsche and Counterparty with respect to Shares of the Issuer contemporaneously or previously entered into between them, notwithstanding anything to the contrary therein, shall supplement, form a part of, and be subject to an ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”), as if, on the Trade Date of the first such Transaction between Deutsche and Counterparty, they had executed the Agreement (without any Schedule thereto) and specified that (1) the Automatic Early Termination provisions contained in Section 6(a) of such Agreement would apply, (2) Second Method and Loss would apply and (3) such Agreement would cover only Share Transactions with respect to Shares of the Issuer referred to herein.

Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, or any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other transactions between the parties hereto, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.  Notwithstanding the foregoing or anything to the contrary herein, the parties hereto agree and acknowledge that Deutsche and its affiliates may set-off payment of the Hedge Purchase Price by Counterparty to Deutsche hereunder against any amount payable by Deutsche or its affiliates to Counterparty with respect to the purchase of the Reference Notes by the Underwriters (as such term is defined in the Underwriting Agreement).

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with New York law without reference to choice of law doctrine, and each party hereby submits to the jurisdiction of the Courts of the State of New York.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Transaction Type:

Convertible Note Hedge. Upon the occurrence of a Conversion Event (as defined below), Deutsche shall deliver to Counterparty the number of Shares (as defined below), calculated exclusive of (a) any Make Whole Premium (as defined in the Note Indenture) and (b) any additional Shares paid by Counterparty to holders in connection with an election by the Issuer to increase the Conversion Rate (as such term is defined in the Note Indenture) pursuant to Section 5.08 or Section 5.13 of the Note Indenture, that Counterparty is obligated to deliver to the holders of the Reference Notes (as defined below) with respect to such Conversion Event.

Trade Date:	June 2, 2005

Settlement Date:	For each Conversion Event, subject to the provisions of Section 6 below, the related Conversion Event Settlement Date.

Seller:	Deutsche

Buyer:	Counterparty

Calculation Agent:	Deutsche, whose determinations and calculations shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in making any determination or calculation as provided herein.

Reference Notes:

$800,000,000 original principal amount of Convertible Senior Notes due June 1, 2015 (the “Maturity Date”) to be issued by Cephalon, Inc. (the “Issuer”) on or about June 7, 2005 pursuant to the Note Indenture (as defined below).

Conversion Event:	Each conversion of any Reference Note pursuant to the terms of the Note Indenture (the principal amount of Reference Notes so converted, the “Conversion Amount” with respect to such Conversion Event).

If the Conversion Amount for any Conversion Event is less than the principal amount of Reference Notes then Outstanding (as defined in the Note Indenture), then the terms of this Transaction shall continue to apply, subject to the terms and conditions set forth herein.

Conversion Event
Settlement Date:

In respect of each Conversion Event, so long as the Conversion Notice is timely delivered to Deutsche in accordance with Section 3(d) below, and Counterparty provides Deutsche with at least one Exchange Business Day’s notice of the occurrence of the date that the Company delivers Shares pursuant to the terms of the Note Indenture to the holders of the Reference Notes so converted (each, an “Indenture Delivery Date”), the Indenture Delivery Date. If, however, the Conversion Notice is not timely delivered to Deutsche in accordance with Section 3(d) below, or Counterparty does not provide Deutsche with at least one Exchange Business Day’s notice of the occurrence of the relevant Indenture Delivery Date, the Conversion Event Settlement Sate shall be the date twenty-one Trading Days (as such term is defined in the Note Indenture) immediately following the date on which the relevant Conversion Notice is delivered to Deutsche.

Note Indenture:

The indenture, to be dated on or about June 7, 2005, between the Issuer and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented and in effect from time to time.

Shares:	The shares of common stock of the Issuer, par value $0.01 per Share (Bloomberg ticker CEPH, ISIN US1567081096).

Exchange:	The Nasdaq National Market

Clearance System:	The Depository Trust Company

Convertible Note Hedge Purchase Price:

Payment of Hedge Purchase Price:	On the Hedge Purchase Price Payment Date, Counterparty shall pay to Deutsche, through the Agent, the Hedge Purchase Price.

Hedge Purchase Price
Payment Date:	June 7, 2005

Hedge Purchase Price:	$339,052,000

Expiration of Convertible Note Hedge:

Expiration Time:	The close of trading on the Exchange.

Expiration Date:

June 1, 2015. For the avoidance of doubt, this Convertible Note Hedge shall expire on the Expiration Date, with no further payments or deliveries required hereunder (other than payments and deliveries owing hereunder with respect to Conversion Events occurring, and as to which Deutsche has received notice, on or prior to the Expiration Date), as if this Transaction were an Option Transaction for purposes of the Equity Definitions.

Automatic Exercise:	Not Applicable.

Settlement upon a Conversion Event:

Settlement Terms:	Net Share Settlement (as defined below).

Net Share Settlement:	On each Settlement Date, Deutsche shall deliver to Counterparty, through the Agent, the related Share Equivalent Amount.

Share Equivalent Amount:

With respect to each Conversion Event, the aggregate number of Shares Counterparty is obligated to deliver to the holders of the Reference Notes that are converted pursuant to such Conversion Event; provided that the Share Equivalent Amount shall exclude (a) any Make Whole Premium, if any, paid to the holders of the Reference Notes upon such Conversion Event and (b) any additional Shares paid by Counterparty to holders in connection with an election by the Issuer to increase the Conversion Rate (as such term is defined in the Note Indenture) pursuant to Section 5.08 or Section 5.13 of the Note Indenture.

Failure to Deliver:

Applicable. For such purposes, Section 6.9 of the Equity Definitions shall apply as if this Transaction were a Physically-settled Transaction, and references in said Section 6.9 to “illiquidity in the market” shall be deemed to include, in addition to “illiquidity in the market”, the occurrence of a Disruption Event with respect to the Shares.

Disruption Event:

A Market Disruption Event as specified in Section 4.3(a)(ii) of the Equity Definitions (determined as if this Transaction were a Cash-settled Share Transaction) or a Settlement Disruption Event as specified in Section 6.5 of the Equity Definitions (determined as if this Transaction were a Physically-settled Share Transaction).

Adjustments:

Method of Adjustment:	Not applicable.

3.             Additional Agreements, Representations and Covenants of Counterparty, Etc.:

(a)           Counterparty hereby represents and warrants to Deutsche, on each day from the Trade Date to and including the earlier of (i) the date by which Deutsche is able to initially complete or adjust a hedge of its position created by this Transaction and (ii) the date that is three (3) Exchange Business Days following the expiration of the period in which the Initial Purchaser is permitted to exercise its right to receive additional Reference Notes pursuant to the Initial Purchaser’s option to purchase additional Reference Notes, that:

(1)           it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period;

(2)           Counterparty has publicly disclosed all material information necessary for Counterparty to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise); and

(3)           except as disclosed to Deutsche in writing prior to the Trade Date, it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act).

(b)           Counterparty hereby agrees that, during the Term of this Transaction, it will comply in all material respects with all corporate or, if applicable, similar laws affecting its ability to perform its obligations under this Transaction, including any such requirements of the United States Securities and Exchange Commission or any applicable law.

(c)           Counterparty hereby represents and warrants to Deutsche that (1) Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its legal, valid and binding obligation, enforceable against Counterparty in accordance with its terms; and (2) neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of, or require any consent under, the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(d)           The Issuer hereby agrees to promptly deliver to Deutsche a copy of all notices and other communications required or permitted to be given to the holders of any Reference Notes pursuant to the terms of the Note Indenture on the dates so required or permitted in the Note Indenture.  The Issuer further covenants to Deutsche that it shall provide written notice to Deutsche, through the Agent, if it receives notice of (i) a conversion with respect to any Reference Notes pursuant to the terms of the Note Indenture (identifying in such notice (a “Conversion Notice”) the principal amount of Reference Notes being converted, the CUSIP number of the Reference Notes being converted, the related Conversion Date (as defined in the Note Indenture) and the date of the commencement of the related Conversion Period (as defined in the Note Indenture), (ii) an Amendment Event (including in such notice a detailed description of any such amendment) or (iii) a Repayment Event (identifying in such notice the nature of such Repayment Event and the principal amount of Reference Notes being paid).  The Issuer shall deliver each Conversion Notice to Deutsche no later than the first Exchange Business Date immediately following the related Conversion Date.  The Issuer shall deliver notice of an Amendment Event or a Repayment Event to Deutsche within two Exchange Business Days following the occurrence of any such event.  The Issuer hereby acknowledges and agrees that its obligations under this Section 3(d) shall continue as obligations of the Issuer notwithstanding any transfer by it of any of its rights or obligations to any other person or entity in accordance with Section 5 below.

(e)           If Deutsche Bank Securities Inc., as initial purchaser, under the underwriting agreement between Counterparty and Deutsche Bank Securities Inc. dated as of June 2, 2005 (the “Underwriting Agreement”) relating to the purchase of the Reference Notes, exercises its option to purchase additional Reference Notes thereunder, then Deutsche and Counterparty will (i) enter into a confirmation for a Convertible Note Hedge on substantially identical terms, including pricing as reflected on the pricing grid provided by Deutsche to Counterparty on the date hereof, to this Confirmation with respect to such additional Reference Notes or (ii) amend this Confirmation to provide for such increase in Reference Notes (such additional confirmation or amendment to this Confirmation to provide for the payment by Counterparty to Deutsche of the additional hedge purchase price related thereto).

(f)            Notwithstanding anything to the contrary herein, if any event occurs that, pursuant to the terms of the Note Indenture, alters the nature of property that the holders of the Reference Notes will be entitled to receive upon conversion, then the Calculation Agent shall make such adjustments to the terms of this Transaction as it deems necessary to preserve the hedge provided by this Transaction and, in such connection, the Calculation Agent may adjust (1) the definition of “Shares” herein to reflect the property into which the Reference Notes are convertible after giving effect to such event, and (2) Deutsche’s obligations to deliver Shares (or to pay amounts determined by reference to the value of Shares) hereunder so that Deutsche will instead be obligated to deliver such property (or to pay the equivalent value thereof as reasonably determined by the Calculation Agent).

4.             Additional Termination Events:

The occurrence of any of the following shall be an Additional Termination Event with respect to Counterparty (which shall be the sole Affected Party and this Transaction shall be the sole Affected Transaction):

(a)    An Amendment Event occurs, in which case the entirety of this Transaction shall be subject to termination.

(b)   A Repayment Event occurs, in which case this Transaction shall be subject to termination only in respect of the principal amount of Reference Notes that cease to be outstanding in connection with or as a result of such Repayment Event (and, for the avoidance of doubt, if the principal amount of Reference Notes that cease to be outstanding is less than the total principal amount outstanding of Reference Notes, then the terms of this Transaction shall continue to apply, subject to the terms and conditions set forth herein).

(c)   The transactions contemplated by the Underwriting Agreement shall fail to close as a result of any breach by Counterparty of its obligations thereunder, in which case the entirety of this Transaction shall terminate automatically.

(d)   If at any time all, or any portion, of the securities, property or other assets into which (or for which) the Reference Notes are convertible (or exchangeable) consists of securities, property or other assets other than ordinary or common shares that are publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors), the inability of Deutsche due to market conditions, illiquidity, illegality, lack of availability of market participants or otherwise, to establish, re-establish, unwind or maintain any hedging transaction necessary or desirable in the normal course of Deutsche’s business of hedging the price and market risk of entering into and performing under this Transaction, in which case the entirety of this Transaction shall be subject to termination.

Notwithstanding anything to the contrary in the Agreement or the Definitions, Counterparty may require, by written notice to Deutsche, any amount owed by Deutsche to Counterparty in connection with termination of the Transaction to be paid in the type of securities, property or other assets into which (or for which) the Reference Notes are convertible (or exchangeable) at the time of such termination (the value of such securities, property or other assets to be based on their fair market value on the date the Transaction is terminated as determined by the Calculation Agent in good faith and in a commercially reasonable manner).

In addition if the transactions contemplated by the Underwriting Agreement shall fail to close for any reason other than those set forth in clause (c) above, then the entirety of this Transaction shall terminate automatically and no payments or deliveries shall be required hereunder.

As used in this Confirmation:

“Amendment Event” means that the Issuer amends, modifies, supplements or waives any term of the Note Indenture or the Reference Notes if such amendment, modification, supplement or waiver has a material effect on this Transaction or Deutsche’s ability to hedge all or a portion of this Transaction, with such materiality determination to be made in the sole discretion of the Calculation Agent.  For the avoidance of doubt, the Issuer electing to increase the Conversion Rate pursuant to Section 5.08 or Section 5.13 of the Note Indenture shall not constitute an Amendment Event.

“Repayment Event” means that (a) any Reference Notes are repurchased (in connection with or as a result of a change of control, howsoever defined, or for any other reason) by the Issuer, (b) any Reference Notes are delivered to the Issuer in exchange for delivery of any property or assets of the Issuer or any of its affiliates (howsoever described), (c) any principal of any of the Reference Notes is repaid prior to the Maturity Date (whether following acceleration of the Reference Notes or otherwise), or (d) any Reference Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Issuer or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.  For the avoidance of doubt, any cash payment to holders of the Reference Notes in connection with conversion of the Reference Notes shall not constitute a Repayment Event.

5.             Transfer:

(a)           Notwithstanding Section 7 of the Agreement, Deutsche may transfer its rights and obligations under this Transaction:

(1)           without the consent of Counterparty to any person or entity, provided (x) that the rating by Moody’s Investors Service Inc. or Standard and Poor’s Ratings Services of the long-term, senior unsecured indebtedness of the transferee (or any Credit Support Provider for such transferee) shall be at least equal to the rating by such rating agency of the long-term, senior unsecured indebtedness of Deutsche as at the date of such transfer and (y) in Counterparty’s reasonable judgment, such transfer will not have a material adverse tax consequence on Counterparty; or

(2)           to any other person or entity with Counterparty’s consent (such consent not to be unreasonably withheld),

in each case subject to any applicable federal or state laws, regulations or other requirements.

(b)           Notwithstanding Section 7 of the Agreement, Counterparty may transfer its rights and obligations (other than, if Counterparty is the Issuer, those under Section 3(d) above) under this Transaction with the consent of Deutsche (such consent not to be unreasonably withheld), subject to any applicable federal or state laws, regulations or other requirements, and subject in all cases to Deutsche’s standard compliance processes.

6.             Staggered Settlement:

If Deutsche determines reasonably and in good faith that the number of Shares required to be delivered to Counterparty hereunder on any Settlement Date would exceed 9.0% of all outstanding Shares, then Deutsche may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares comprising the related Share Equivalent Amount on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)           in such notice, Deutsche will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date; provided that Deutsche shall use its commercially reasonable efforts to deliver all of such Shares as soon as possible following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)           the aggregate number of Shares that Deutsche will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Deutsche would otherwise be required to deliver on such Nominal Settlement Date; and

(c)           the Net Share Settlement terms set forth above will apply on each Staggered Settlement Date, except that the Shares comprising the Share Equivalent Amount will be allocated among such Staggered Settlement Dates as specified by Deutsche in the notice referred to in clause (a) above.

Notwithstanding anything herein to the contrary, Deutsche shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Deutsche would be obligated to deliver them to Counterparty pursuant to the Net Share Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Deutsche’s obligations hereunder in the direct order in which such obligations arise.  No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Deutsche hereunder.  To the extent Deutsche receives or is entitled to receive any distribution or payment in respect of Shares by reason of Deutsche’s being a holder of record of such Shares on any date after the Nominal Settlement Date which Deutsche would have delivered to Counterparty on such Nominal Settlement Date but for the provisions of this Section 6, Deutsche shall deliver such distribution or payment to Counterparty at the time Deutsche delivers the related Shares to Counterparty in accordance with this Section 6, if such distribution or payment has already been received by Deutsche at such time, or within a reasonable period of time following Deutsche’s receipt of the distribution or payment, if such distribution or payment has not already been received by Deutsche at the time Deutsche delivers the related Shares to Counterparty in accordance with this Section 6.

7.             Matters relating to the Agent:

(a)           Deutsche Bank AG, New York branch, in its capacity as Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Deutsche and Counterparty, (iii) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (iv) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(b)           Agent is acting in connection with this Transaction solely in its capacity as Agent for Deutsche and Counterparty pursuant to instructions from Deutsche and Counterparty.  Agent shall have no responsibility or personal liability to Deutsche or Counterparty arising from any failure by Deutsche or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Deutsche or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of Deutsche and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction.  Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(c)           Any and all notices, demands, or communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent at the address provided.

(d)           The date and time of this Transaction will be furnished by the Agent to Deutsche and Counterparty upon written request.

(e)           The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.

(f)            Deutsche and Counterparty each represents to and agrees with the other party that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs.

8.             Mutual Representations. Each of Deutsche and Counterparty represents and warrants to the other party that:

(i)            notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of this Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure; and

(ii)           it is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), this Transaction has been subject to individual negotiation by the parties, and no Transaction has been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; it has entered into such Transaction with the expectation and intent that such Transaction shall be performed to its termination date; and

(iii)          it is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act; and

(iv)          the assets used in each Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Sec. 2510-3-101; and

(v)           (A) it is entering into this Transaction as principal (and not as agent or in any other capacity); (B) neither the other party nor any of its agents are acting as a fiduciary for it; (C) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (D) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any view expressed by the other party or any of its agents; and (E) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

Additional Counterparty Representations. Counterparty represents, warrants, acknowledges that:

(i)            Counterparty is not as of the Trade Date, and will not be after giving effect to the transactions contemplated hereby, insolvent.

(ii)           Counterparty has not entered into this Transaction with the intent of avoiding any regulatory filings.

Repurchase Notice.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Deutsche a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Hedge Equity Percentage as determined on such day is greater by 1.00% than the Hedge Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Hedge Equity Percentage as of the Trade Date).  The “Hedge Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares underlying this Transaction on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

9.             Account Details:

Payments to Agent:	To be advised

Payments to Deutsche:	To be advised

Payments to Counterparty:	To be advised

Deliveries to Counterparty:	To be advised

Deutsche Bank AG, London is regulated by The Financial Services Authority and has entered into this Transaction as principal.  The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of your agreement by signing and returning this Confirmation.

Yours faithfully,

DEUTSCHE BANK AG, NEW YORK acting through its New York branch and solely in its capacity as Agent

By:	/s/ Sunil Hariana
Name:	Sunil Hariana
Title:	Director

By:	/s/ Ellen Gardner
Name:	Ellen Gardner
Title:	Vice President

Confirmed as of the date first written above:

CEPHALON, INC. (“Counterparty”)

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Senior Vice President and Chief Financial Officer

DEUTSCHE BANK AG, LONDON (“Deutsche”)

By:	/s/ Lee Frankenfield
Name:	Lee Frankenfield
Title:	Director – Attorney in Fact

By:	/s/ Stanley Rowe
Name:	Stanley Rowe
Title:	Director – Attorney in Fact